Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph Jr.	Michael A. Hajost
+1 610-208-3892	+1 610-208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Net income of $30.6 million or $0.57 per share

Net sales of $566.3 million

Adjusted EBITDA of $92.0 million

WYOMISSING, Pa. – April 24, 2014 – Carpenter Technology Corporation (NYSE: CRS) today announced financial results for the quarter ended March 31, 2014. Carpenter reported net income of $30.6 million or $0.57 per diluted share, compared to $32.9 million or $0.62 per diluted share in the same quarter last year (or $0.69 per share excluding special items).

Financial Highlights

($ in millions)	Q3	Q3	Q2
	FY2014	FY2013	FY2014
Net Sales	$566.3	$581.4	$503.5
Net Sales Excluding Surcharge (a)	$467.2	$471.2	$414.6
Operating Income	$49.5	$53.0	$47.5
Net Income	$30.6	$32.9	$29.5
Free Cash Flow (a)	$(22.2)	$(66.4)	$(99.9)
Adjusted EBITDA (a)	$92.0	$96.5	$87.3

(a) non-GAAP financial measure explained in the attached tables

“In Carpenter’s third quarter, we made some significant progress toward our short and long term objectives,” said William A. Wulfsohn, President and Chief Executive Officer. “At the same time, as we previously announced, earnings were significantly impacted by approximately $8 million of additional weather-related expenses. This was primarily due to a spike in electricity rates in the quarter.

“These weather-related expenses mask some strong operating performance. Specialty Alloys Operations (SAO) sales volume grew by 12 percent sequentially. In addition, our Performance Engineered Products (PEP) segment realized significant operating income growth due to its increased focus on operational excellence. Finally, while our reported operating margins were down sequentially, they would have been up by 120 basis points were it not for the $8 million of additional weather-related expense.

“Looking forward, we expect sales volume to grow, but gradually. Demand has increased in each of our end markets. Our SAO sales backlog grew 19 percent during the quarter and is now more than the prior year.

“That said, many of our key SAO work centers are now fully booked. In addition, while the Carpenter team did a great job starting up our new Athens facility ahead of schedule and under budget, the facility can only ship a limited range of products at this time. The site is fully operational, but we are working to obtain the internal and customer approvals required to tap the facility’s full potential. Some of these approvals will come quickly, within the next several quarters, while others will take longer. Thus, while we believe Athens is a game changer for Carpenter, the facility’s impact on our sales growth will be limited in the short-term and it will gain momentum over time.

“We have been able to complete the majority of our Athens-related capital spending while retaining a strong balance sheet. With the Athens capital spending ramping down, we expect to once again become a strong cash flow generator in the fourth quarter.”

Net Sales and Operating Income

Net sales for the third quarter of fiscal year 2014 were $566.3 million, and net sales excluding surcharge were $467.2 million, a decrease of $4.0 million (or 1 percent) from the same quarter last year, on 8 percent higher shipments.

Operating income was $49.5 million, a decrease of $3.5 million from the third quarter of the prior year. Operating income—excluding pension earnings, interest and deferrals (EID)—was $55.5 million, a decrease of $5.5 million (or 9 percent) from the third quarter of the prior year. Excluding the $8.0 million of weather-related impacts, and adding back the $2.9 million of special items in the third quarter of the prior year, operating income excluding pension EID was relatively unchanged year-over-year.

Cash Flow

Cash flow from operations was $81.0 million, which included a $6.3 million decrease in working capital and $1.5 million of pension contributions. This compares to a cash flow from operations of $26.5 million in the prior year’s third quarter, which included a $2.6 million increase in working capital and $85.4 million of pension contributions. Free cash flow in the third quarter was negative $22.2 million, compared to negative $66.4 million in the same quarter last year. Capital spending in the third quarter, largely related to the construction of the Athens facility, was $93.6 million, compared to $83.6 million in the prior year’s third quarter. Approximately 90 percent of the Athens project spend has occurred; the remaining spend will occur over the next 15 months.

Total liquidity, including cash and available revolver balance, was $577 million at the end of the third quarter. This consisted of $85 million of cash, and $492 million of available revolver.

End Markets

	Q3 FY14 Sales* Ex. Surcharge (in Millions)	Q3 FY14 vs. Q3 FY13	Q3 FY14 vs. Q2 FY14

Aerospace and Defense	$202.5	-6%	+14%

Energy	$72.5	+2%	+12%

Medical	$28.2	+11%	+26%

Transportation	$30.6	+8%	+8%

Industrial and Consumer	$98.0	+1%	+10%

* Excludes sales through Carpenter’s distribution businesses

Aerospace and Defense

•             Tons were flat versus the prior year, but higher sequentially.

•             Revenue per ton was down due to greater sales volume of structural component materials and continued demand weakness for nickel engine and fastener materials.

•             Titanium fastener revenues were up 25 percent year-over-year.

Energy

•             The directional rig count grew 5 percent compared to the same quarter last year.

•             Energy tons sold were up 10 percent year-over-year. Revenue per ton was down due to softer demand for oil and gas completion materials.

•             Amega West increased sales primarily as a result of higher levels of drill collar rentals.

Medical

Year-over-year sales growth was driven by:

•             Stabilizing demand for orthopedic and surgical devices.

•               Increased distributor demand for titanium materials.

Transportation

•             North American light vehicle sales continue to rise.

•             Carpenter results benefit from strong demand for materials used in the next generation of fuel delivery systems.

Industrial and Consumer

Demand for materials has been strong in:

•             Plant and equipment applications.

•             Bridge infrastructure projects.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). A reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP, accompanied by reasons why the Company believes the non-GAAP measures are important, are included in the attached schedules.

Conference Call and Webcast Presentation

Carpenter will host a conference call and webcast presentation today, April 24, at 10 a.m. ET, to discuss the financial results and operations for the fiscal third quarter of 2014. Please call

610-208-2097 for details. Access to both the call and webcast presentation will also be available at Carpenter’s website (http://www.cartech.com) and through CCBN (http://www.ccbn.com), and a replay of the call will soon be made available at http://www.cartech.com or at http://www.ccbn.com. Presentation materials used during this conference call will be available for viewing and download at 7:00 a.m. ET today, at http://www.cartech.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2013, 10Qs for the quarters ended September 30, 2013 and December 31, 2013, and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical and energy, or other influences on Carpenter’s business, such as new competitors, the consolidation of competitors, customers and suppliers, or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, profitability, cost savings, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading, Latrobe and Athens, for which there may be limited alternatives if there are significant equipment failures or catastrophic events; and (14) Carpenter’s future success depends on the continued service and availability of key personnel, including members of the executive management team, management, metallurgists and other skilled personnel, and the loss of these key personnel could affect Carpenter’s ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,

	2014	2013	2014	2013

NET SALES	$566.3	$581.4	$1,568.4	$1,659.9
Cost of sales	471.8	480.4	1,275.2	1,346.9
Gross profit	94.5	101.0	293.2	313.0

Selling, general and administrative expenses	45.0	48.0	140.4	145.7
Operating income	49.5	53.0	152.8	167.3

Interest expense	(2.7)	(5.0)	(10.8)	(14.7)
Other (expense) income, net	(0.6)	1.2	0.1	5.2

Income before income taxes	46.2	49.2	142.1	157.8
Income tax expense	15.6	16.3	47.4	52.2

Net income	30.6	32.9	94.7	105.6

Less: Net income attributable to noncontrolling interest	-	-	-	0.5

NET INCOME ATTRIBUTABLE TO CARPENTER	$30.6	$32.9	$94.7	$105.1

EARNINGS PER SHARE:
Basic	$0.57	$0.62	$1.77	$1.98
Diluted	$0.57	$0.62	$1.76	$1.97

WEIGHTED AVERAGE SHARES
OUTSTANDING:
Basic	53.3	52.9	53.2	52.9
Diluted	53.7	53.2	53.6	53.1

Cash dividends per common share	$0.18	$0.18	$0.54	$0.54

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Nine Months Ended
	March 31,

	2014	2013

OPERATING ACTIVITIES:
Net income	$94.7	$105.6
Adjustments to reconcile net income to net cash
provided from operating activities:
Depreciation and amortization	80.9	77.1
Deferred income taxes	2.0	37.3
Net pension expense	43.0	51.7
Net loss on disposal of property and equipment	0.5	1.0
Changes in working capital and other:
Accounts receivable	30.0	0.7
Inventories	(60.6)	(41.7)
Other current assets	(6.4)	(32.6)
Accounts payable	0.5	(32.9)
Accrued liabilities	(31.4)	(8.5)
Pension plan contributions	(4.6)	(143.3)
Other, net	(4.6)	(5.1)
Net cash provided from operating activities	144.0	9.3

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(298.2)	(201.1)
Proceeds from disposals of property and equipment	0.3	0.4
Proceeds from sale of equity method investment	-	7.9
Net cash used for investing activities	(297.9)	(192.8)

FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt, net of discount and offering costs	-	297.0
Dividends paid	(28.8)	(28.7)
Purchase of subsidiary shares from noncontrolling interest	-	(8.4)
Tax benefits on share-based compensation	2.2	3.7
Proceeds from stock options exercised	6.8	2.3
Net cash (used for) provided from financing activities	(19.8)	265.9
Effect of exchange rate changes on cash and cash equivalents	1.5	1.3
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(172.2)	83.7
Cash and cash equivalents at beginning of period	257.5	211.0

Cash and cash equivalents at end of period	$85.3	$294.7

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	March 31,	June 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$85.3	$257.5
Accounts receivable, net	314.9	342.0
Inventories	722.4	659.2
Deferred income taxes	-	2.7
Other current assets	26.9	20.1
Total current assets	1,149.5	1,281.5

Property, plant and equipment, net	1,376.1	1,168.4
Goodwill	257.6	257.7
Other intangibles, net	84.5	95.0
Other assets	97.0	80.3
Total assets	$2,964.7	$2,882.9

LIABILITIES
Current liabilities:
Accounts payable	$237.5	$252.7
Accrued liabilities	138.2	168.5
Deferred income taxes	16.0	-
Total current liabilities	391.7	421.2

Long-term debt, net of current portion	604.3	604.2
Accrued pension liabilities	257.9	246.9
Accrued postretirement benefits	148.9	151.2
Deferred income taxes	79.2	73.3
Other liabilities	57.4	83.0
Total liabilities	1,539.4	1,579.8

STOCKHOLDERS’ EQUITY
Common stock	275.8	274.6
Capital in excess of par value	263.4	254.4
Reinvested earnings	1,283.2	1,217.3
Common stock in treasury, at cost	(103.1)	(107.5)
Accumulated other comprehensive loss	(294.0)	(335.7)
Total stockholders’ equity	1,425.3	1,303.1
Total liabilities and stockholders’ equity	$2,964.7	$2,882.9

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Pounds sold* (000):
Specialty Alloys Operations	74,836	69,028	204,982	192,415
Performance Engineered Products	3,108	3,338	8,458	9,949
Intersegment	(364)	(598)	(3,590)	(4,000)

Consolidated pounds sold	77,580	71,768	209,850	198,364

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$351.4	$360.1	$975.5	$1,010.7
Surcharge	100.6	110.9	279.0	319.7

Specialty Alloys Operations net sales	452.0	471.0	1,254.5	1,330.4

Performance Engineered Products
Net sales excluding surcharge	129.8	124.0	360.7	382.3
Surcharge	0.3	1.6	1.6	4.8

Performance Engineered Products net sales	130.1	125.6	362.3	387.1

Intersegment
Net sales excluding surcharge	(14.0)	(12.9)	(42.3)	(50.4)
Surcharge	(1.8)	(2.3)	(6.1)	(7.2)
Intersegment net sales	(15.8)	(15.2)	(48.4)	(57.6)

Consolidated net sales	$566.3	$581.4	$1,568.4	$1,659.9

Operating income:
Specialty Alloys Operations	$51.6	$59.6	$169.7	$188.1
Performance Engineered Products	13.1	11.4	33.3	36.3
Corporate costs	(9.5)	(10.3)	(33.7)	(31.3)
Pension earnings, interest & deferrals	(6.0)	(8.0)	(15.8)	(23.9)
Intersegment	0.3	0.3	(0.7)	(1.9)

Consolidated operating income	$49.5	$53.0	$152.8	$167.3

Beginning with the fiscal year 2014 first quarter results, the Company changed its reportable segments. The Company has two reportable segments, Specialty Alloys Operations (“SAO”) and Performance Engineered Products (“PEP”).  The change reflects the completion of the integration of the businesses acquired by the Company in the acquisition of Latrobe Specialty Metals, Inc. (“Latrobe”) in February 2012.  Prior to this change, the Latrobe businesses were reported as a separate segment to provide management with the focus and visibility into the business of the acquired operations. The previously reported Latrobe segment also included the results of the Company’s distribution business in Mexico.  Since the Latrobe businesses are now fully integrated, the previously reported Latrobe segment has been merged into the Company’s operating model, in which the Company’s integrated steel mill operations are managed distinctly from the collection of other differentiated operations.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading and Latrobe and surrounding areas in Pennsylvania, South Carolina, and the new premium products manufacturing facility in Limestone County, Alabama.

The PEP segment is comprised of the Company’s differentiated operations. This segment includes the Dynamet titanium business, the Carpenter Powder Products (“CPP”) business, the Amega West business, the Specialty Steel Supply business and the Latrobe and Mexico distribution businesses. The businesses in the PEP segment are managed with an entrepreneurial structure to promote speed and flexibility, and drive overall revenue and profit growth. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY
NON-GAAP FINANCIAL MEASURES
(in millions)
(Unaudited)

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended		Nine Months Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	March 31,		March 31,
	2014	2013	2014	2013

Net sales	$566.3	$581.4	$1,568.4	$1,659.9
Less: surcharge revenue	99.1	110.2	274.5	317.3
Consolidated net sales excluding surcharge	$467.2	$471.2	$1,293.9	$1,342.6

Operating income	$49.5	$53.0	$152.8	$167.3
Pension earnings, interest & deferrals	6.0	8.0	15.8	23.9
Operating income excluding pension earnings, interest and deferrals	$55.5	$61.0	$168.6	$191.2

Operating margin excluding surcharge and pension earnings, interest and deferrals	11.9%	12.9%	13.0%	14.2%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. Management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
ADJUSTED EARNINGS BEFORE INTEREST, TAXES,	2014	2013	2014	2013
DEPRECIATION AND AMORTIZATION (EBITDA)

Net income	$30.6	$32.9	$94.7	$105.6

Interest expense	2.7	5.0	10.8	14.7
Income tax expense	15.6	16.3	47.4	52.2
Depreciation and amortization	27.5	26.1	80.9	77.1
Other expense (income), net	0.6	(1.2)	(0.1)	(5.2)
EBITDA	$77.0	$79.1	$233.7	$244.4
Net pension expense	15.0	17.4	43.0	51.7

Adjusted EBITDA	$92.0	$96.5	$276.7	$296.1

Management believes that earnings before interest, taxes, depreciation and amortization adjusted to exclude net pension expense is helpful in analyzing the operating performance of the Company.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
FREE CASH FLOW	2014	2013	2014	2013
Net cash provided from operating activities	$81.0	$26.5	$144.0	$9.3
Purchases of property, equipment and software	(93.6)	(83.6)	(298.2)	(201.1)
Proceeds from disposals of property and equipment	-	0.3	0.3	0.4
Purchase of subsidiary shares from noncontrolling interest	-	-	-	(8.4)
Proceeds from sale of equity method investment	-	-	-	7.9
Dividends paid	(9.6)	(9.6)	(28.8)	(28.7)

Free cash flow	$(22.2)	$(66.4)	$(182.7)	$(220.6)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

PRELIMINARY
NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)
(Unaudited)

Special Items - Quarter Ended March 31, 2013	Expense before Income Taxes	Income Tax Expense (Benefit)	Net Expense	Impact per Diluted Share

Inventory reduction initiatives	$0.9	$(0.3)	$0.6	$0.01

Restructuring costs from footprint optimization activities	2.0	(0.7)	1.3	0.02

Additional interest expense	1.1	(0.4)	0.7	0.01

Income tax impact of discretionary pension contribution	-	2.9	2.9	0.06

Income tax impact of R&D tax credit extension	-	(1.7)	(1.7)	(0.03)

Total impact of special items	$4.0	$(0.2)	$3.8	0.07

In the quarter ended March 31, 2013, there were $0.07 of special items including consulting fees for the inventory reduction initiative, restructuring costs from certain manufacturing footprint optimization activities, increased interest from a debt offering and the impacts on the tax provision related to the discretionary pension contribution, partially offset by benefits realized form the enactment of the American Taxpayer Relief Act of 2012 (R&D tax credit extension).

PRELIMINARY
SUPPLEMENTAL SCHEDULES
(in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
NET SALES BY END USE MARKET	2014	2013	2014	2013

End Use Market Excluding Surcharge:
Aerospace and defense	$202.5	$214.7	$563.2	$604.4
Industrial and consumer	98.0	97.1	272.7	269.1
Energy	72.5	71.0	196.4	209.4
Transportation	30.6	28.4	84.5	78.8
Medical	28.2	25.3	75.5	77.3
Distribution	35.4	34.7	101.6	103.6

Consolidated net sales excluding surcharge	467.2	471.2	1,293.9	$1,342.6

Surcharge revenue	99.1	110.2	274.5	317.3

Consolidated net sales	$566.3	$581.4	$1,568.4	$1,659.9

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
NET SALES BY MAJOR PRODUCT CLASS	2014	2013	2014	2013

Net Sales by Product Class Excluding Surcharge:
Special alloys	$175.0	$182.6	$483.7	$509.0
Stainless steel	143.1	139.6	395.8	399.8
Alloy and tool steel	53.3	55.6	145.8	155.7
Titanium products	42.9	36.3	113.6	112.6
Powder metals	11.3	14.4	33.5	41.4
Distribution and other	41.6	42.7	121.5	124.1

Consolidated net sales excluding surcharge	467.2	471.2	1,293.9	$1,342.6

Surcharge revenue	99.1	110.2	274.5	317.3

Consolidated net sales	$566.3	$581.4	$1,568.4	$1,659.9